UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 25, 2013

Chemtura Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-15339 (Commission file number)	52-2183153 (IRS employer identification number)

1818 Market Street, Suite 3700, Philadelphia, Pennsylvania 199 Benson Road, Middlebury, Connecticut (Address of principal executive offices)		19103 06749 (Zip Code)

 (203) 573-2000
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

On January 25, 2013, Chemtura Corporation entered into an Amended and Restated Asset Purchase and Contribution Agreement (“APCA”) with SK Blue Holdings, Ltd., an exempted company incorporated in the Cayman Islands with limited liability (“SK”), and Addivant USA Holdings Corp., a Delaware corporation (“Addivant”). SK and Addivant are affiliates of SK Capital Partners III, L.P., a Delaware limited partnership. As provided in the APCA, Chemtura Corporation or its affiliates (collectively, “Chemtura” or the “Company”) have agreed to sell the Company’s antioxidants and UV stabilizer business (the “AO/UV Business”) for $200 million, to consist of approximately $97 million payable in cash at closing, $9 million in preferred stock to be issued by Addivant, and the assumption of pension, environmental and other liabilities totaling approximately $93 million. The purchase price is subject to a post-closing net working capital adjustment. The acquisition is subject to customary closing conditions and is expected to close in the first quarter of 2013.

The foregoing description of the APCA does not purport to be complete and is qualified in its entirety by reference to the APCA, which is filed as Exhibit 10.1 to this Form 8-K and is incorporated herein by reference.

On January 25, 2013, Chemtura issued a press release announcing the execution of the APCA. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 1.02 Termination of a Material Definitive Agreement.

The APCA described in Item 1.01 above supersedes the previously disclosed Asset Purchase Agreement entered into between Chemtura Corporation and SK Blue Holdings, Ltd., dated as of November 9, 2012.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Exhibit Description

10.1	Amended and Restated Asset Purchase and Contribution Agreement, dated as of January 25, 2013

99.1	Press Release issued by Chemtura, dated January 25, 2013

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Chemtura Corporation
(Registrant)

By:	/s/ Billie S. Flaherty
Name:	Billie S. Flaherty
Title:	SVP, General Counsel & Secretary

Date:	January 28, 2013

Exhibit Index

Exhibit Number	Exhibit Description

10.1	Amended and Restated Asset Purchase and Contribution Agreement, dated as of January 25, 2013

99.1	Press Release issued by Chemtura, dated January 25, 2013